Exhibit 16.1

[Bazilio Cobb Associates Letterhead]

June 25, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by The Prudential Employee Savings Plan (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of a Form 8-K of The Prudential Employee Savings Plan dated June 25, 2013. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Albert J. Lucas

Albert J. Lucas,

Partner,

Bazilio Cobb Associates